UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 18, 2013
Rand Logistics, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-33345	20-1195343
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
500 Fifth Avenue, 50th Floor, New York, New York		10110
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (212) 644-3450

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:\
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 18, 2013, the board of directors (the “Board”) of Rand Logistics, Inc. (the “Company”) increased the number of directors of the Company from five to six directors in accordance with the Company’s Second Amended and Restated By-Laws, and appointed John Binion as a Class II director of the Company to fill the vacancy created by such increase, with a term expiring at the Company’s 2014 annual meeting of stockholders.  The increase in the size of the Board and appointment of Mr. Binion were based on  recommendations of the Corporate Governance/Nominating Committee of the Board.

ITEM 8.01. OTHER EVENTS.

Also on April 18, 2013, the Board established a lead independent director position (the “Lead Independent Director”) and designated Michael D. Lundin to serve as Lead Independent Director.  In his role as Lead Independent Director, Mr. Lundin will, among other responsibilities, preside at all Board meetings at which the Chairman of the Board is not present, including executive sessions of the independent directors, serve as a liaison between the Chairman of the Board and the independent directors, review and approve Board meeting agendas and serve as a point of contact for Company stockholders wishing to communicate with the Company’s independent directors.  Mr. Lundin has served as a director of the Company since 2008, is the chairman of the Company’s Audit Committee and is a member of the Company’s Compensation Committee and Corporate Governance/Nominating Committee.

In addition to base non-employee director compensation, Mr. Lundin will receive $20,000 annually for serving as Lead Independent Director, half of which will be paid in cash and half of which will be paid in the form of grants of restricted stock to be made at the end of each fiscal quarter.

On April 23, 2013, the Company issued a press release announcing the increase in the size of the Board, the appointment of Mr. Binion as a director, the creation of the position of Lead Independent Director and the designation of Mr. Lundin as Lead Independent Director.  A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

99.1     Press release, dated April 23, 2013.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAND LOGISTICS, INC.

Date: April 23, 2013	By:	/s/ Joseph W. McHugh, Jr.
Name: Joseph W. McHugh, Jr.
Title: Chief Financial Officer